Exhibit 10.1
FIRST INDUSTRIAL REALTY TRUST, INC.
SERVICE-BASED BONUS AGREEMENT
     AGREEMENT (the “Agreement”), made and entered into as of [                              ], 2010 by and between First Industrial Realty Trust, Inc. (the “Company”) and [                              ] (the “Grantee”).
     WHEREAS, the Company desires to provide Grantee a cash bonus in connection with his service to the Company through June 30, 2011. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the First Industrial Realty Trust, Inc. 2009 Stock Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Grantee agree as follows:
1. Bonus Eligibility. In the event Grantee remains employed with the Company through and including June 30, 2011 Grantee will be eligible for a cash bonus of $                               (the “Bonus”).
2. Other Events; Change of Control. In the event (i) Grantee’s employment with the Company is terminated on or prior to June 30, 2011 as a result of Grantee’s death or by the Company due to Grantee’s Disability (as defined in the Plan and where such disability also qualifies as such under the Company’s long-term disability insurance policy, if applicable) or (ii) a Change of Control (as defined in the Plan) is consummated on or prior to June 30, 2011 and Grantee remains employed with the Company through the date of such consummation, Grantee will be eligible for an amount in cash equal to three (3) times the Bonus, in lieu of the Bonus. Except as provided in clauses (i) and (ii) above, in the event of the termination of the Grantee’s employment with the Company by the Company with or without Cause or by the Grantee for any reason prior to the earlier of June 30, 2011 or the consummation of a Change of Control, Grantee will not be eligible for any Bonus.
3. Payment. As soon as practicable following the time at which Grantee becomes eligible (but in no event later than 60 days therefrom), the Bonus shall be paid to the Grantee in cash.
4. Nontransferability. This Agreement shall not be transferable by the Grantee except by will or the laws of descent and distribution.
5. Withholding. The Company shall withhold from any payment due to Grantee hereunder an amount necessary to satisfy all applicable income and employment taxes due (based on the minimum statutory rates).
6. Administration. The authority to manage and control the operation and administration of this Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to awards granted under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by it with respect to this Agreement or the Plan are final and binding on all persons.

7. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, in a manner consistent as if it were granted pursuant to the Plan, a copy of which may be obtained by the Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to and applicable to awards granted under the Plan. Notwithstanding anything in this Agreement to the contrary, in the event of any discrepancies between the corporate records and this Agreement, the corporate records shall control.
8. Not an Employment Contract. This Agreement shall not confer on the Grantee any right with respect to continuance of service with the Company nor shall such grant confer any right to future bonuses, or any other awards in lieu thereof, while employed by the Company. This Agreement shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time.
9. Validity. If any provision of the Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Agreement shall be construed and enforced as if such illegal or invalid provision has never been included herein.
10. References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
11. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: John Clayton — VP — Corporate Legal

If to the Grantee:	At the most recent address on file at the Company.
12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
13. Amendment. This Agreement may be amended in accordance with the provisions of the Plan as applicable to awards granted under the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.
14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.

15. Data Privacy. By executing this Agreement, the Grantee hereby agrees freely, and with full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as the Grantee’s name, salary, job title, position or evaluation rating, along with details of this Agreement or similar agreements or otherwise (collectively, the “Data”), for the purpose of managing and administering this Agreement, a copy of which the Grantee acknowledges having received and understood. The Grantee further acknowledges and agrees that the Company and/or any of its Affiliates or Subsidiaries or may make Use of the Data amongst themselves, and/or with any other third parties assisting the Company in the administration and management of the Agreement (collectively, the “Data Recipients”). In keeping therewith, the Grantee hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Agreement. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. The Grantee may, at any time, review his or her Data and request necessary amendments to such Data. The Grantee may withdraw consent to the Use of the Data herein by notifying the Company in writing at the following address: First Industrial Realty Trust, Inc. Attn: Chris Schneider, 311 S. Wacker Drive, Suite 4000, Chicago, IL 60606, USA; however, because the Data is essential to the Company’s ability to administer and manage the Agreement and to assess employee admissibility under the Agreement, by withdrawing consent to the Use of the Data, the Grantee may affect his or her eligibility to participate in the Agreement. By executing this Agreement, the Grantee hereby releases and forever discharges the Company from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of managing and administering the Agreement, including without limitation, any and all claims for invasion of privacy, infringement of the Grantee’s right of publicity, defamation and any other personal, moral and/or property rights.
16. Section 409A. It is the intention of the Company that this Agreement shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Agreement, the Plan (insofar as it is incorporated by reference into this Agreement) and the terms and conditions of all awards thereunder shall be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, any amount payable to the Grantee hereunder on account of his “separation from service” shall be delayed and paid to the Grantee on the first business day after the date that is six months following the Grantee’s “separation from service.”
17. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Grantee in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision. Grantee’s acceptance of this Agreement constitutes acknowledgement and consent to such rights of the Company.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of date first written above.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:

     I hereby acknowledge that I have received a copy of the Plan (the terms of which are incorporated by reference into this Agreement) and am familiar with the terms and conditions set forth therein. I agree to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the receipt of any award under this Agreement, I hereby authorize the Company to withhold from any regular cash compensation payable to me by the Company any taxes required to be withheld under any applicable law as a result of any award under this Agreement.

GRANTEE

By:

Date:

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